                                                          Exhibit (10)(iii)(A)33





$1,240,339.73                                          32 Avenue of the Americas
                                                       New York, New York  10013


                                                       April 13, 2001


            For value received I, David Dorman, promise to pay on demand to the order of AT&T Corp. (AT&T) at AT&T Corporate Headquarters, 32 Avenue of the Americas, New York, New York 10013, the sum of one million, two hundred forty thousand, three hundred, thirty-nine dollars and seventy-three cents ($1,240,339.73). I understand that the interest for any month in which there is an unpaid balance shall be imputed to me as additional compensation at the applicable Federal short-term rate in effect for such month as established by the Internal Revenue Service, under Section 1274(d) of the Internal Revenue Code. If demand has not been made earlier, the full amount of unpaid principal shall immediately become due and payable on the earliest of December 31, 2002, my death or any other termination of my employment.

Following my death or other termination of employment, AT&T shall apply the following payments related to my employment, less any amounts required to be withheld for FICA, and for federal, state and local income taxes, to the unpaid principal:

      Payments of compensation, including but not limited to salary and vacation pay unpaid as of my termination of employment, non-qualified deferred compensation, Long Term and Annual Incentive Awards, and severance benefits.

I shall continue to be obligated for any unpaid principal that remains after the applications of such payments.

                                      _______________________     ______________
                                      David Dorman                Date





Witnessed by:     _______________________     ______________
                                              Date